            ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                              2-INFINITY.COM, INC.

         Pursuant to the provisions of Section 7-106-102 of the Colorado Business Corporation Act and Article V, Section 2 of the Articles of Incorporation, the board of directors of the undersigned corporation, 2-Infinity.com, Inc., a Colorado corporation (the "Corporation"), adopted, pursuant to unanimous written consent dated August 14, 2000, a resolution ratifying and approving the following Articles of Amendment to its Articles of Incorporation providing for the establishment and issuance of a series of shares of preferred stock as hereinafter described, and providing for the designations, preferences, limitations and relative, voting, conversion and other rights thereof and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Articles of Incorporation, all in accordance with the provisions of Section 7-106-102 of the Colorado Business Corporation Act:

FIRST:            The name of the Corporation is 2-Infinity.com, Inc.

SECOND:           The Board of Directors of the Corporation adopted the
         following amendment to the Corporation's Articles of Incorporation on August 14, 2000.

THIRD:            Article V of the Corporation's Articles of Incorporation is
         hereby amended to include the new Section 7, which shall read in its entirety as follows:

         Section 7. SERIES A PREFERRED STOCK. The Corporation is authorized to issue 3,000 shares of Series A Convertible Preferred Stock (the "SERIES A PREFERRED SHARES"), no par value per share, which shall have the following powers, designations, preferences and other special rights:

         A. DIVIDENDS. The Series A Preferred Shares shall not bear any dividends.

         B. HOLDER'S CONVERSION OF SERIES A PREFERRED SHARES. A holder of Series A Preferred Shares shall have the right, at such holder's option, to convert the Series A Preferred Shares into shares of the Corporation's common stock on the following terms and conditions:

                  (1) CONVERSION RIGHT. Subject to the provisions of subsections B(7), B(8), and C(1) below, at any time or times on or after the earlier of (i) 60 days after the Issuance Date (as defined herein), (ii) 5 days after receiving a "no-review" status from the U.S. Securities and Exchange Commission (the "SEC") in connection with a registration statement ("REGISTRATION STATEMENT") registering the resale of common stock issued upon conversion of the Series A Preferred Shares and required to be filed by the Corporation pursuant to the Registration Rights Agreement between the Corporation and its initial holders of Series A Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT"), (iii) the date that the Registration Statement is declared effective by the U.S. Securities and Exchange Commission (the "SEC"), any holder of Series A Preferred Shares shall be entitled to convert any Series A Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with subsection B(8) below) of common stock, at the Conversion Rate (as defined below); provided, however, that in no event other than upon a Mandatory Conversion pursuant to subsection B(7) hereof, or upon a Triggering Event pursuant to subsection F(5) hereof, shall any holder be entitled to convert Series A Preferred Shares in excess of that number of Series A Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the common stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon conversion of the Series A Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of common stock which would be issuable upon conversion of the remaining, nonconverted Series A Preferred Shares beneficially owned by the holder and its affiliates beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with
         Section 13(d) of the Securities Exchange Act of 1934, as amended.

                  (2) CONVERSION RATE. The number of shares of common stock issuable upon conversion of each of the Series A Preferred Shares pursuant to subsection B(1) shall be determined according to the following formula (the "CONVERSION RATE");

                           (.08)(N/365)(1,000) + 1,000
                           ---------------------------
                                CONVERSION PRICE

         For purposes of this Article V, Section 7, the following terms shall have the following meanings:

                           (a)      "CONVERSION PRICE" means as, of any
                  Conversion Date (as defined below), the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date, if applicable, and subject to adjustment as provided herein;

                           (b) "FIXED CONVERSION PRICE" means $0.50, subject to adjustment, as provided herein.

                           (c) "FLOATING CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the common stock for the five (5) consecutive trading days immediately preceding such date;

                           (d) "CONVERSION PERCENTAGE" means 75% as adjusted as described herein;

                           (e) "AVERAGE MARKET PRICE" means, with respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

                           (f) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price on the Nasdaq National Market (the "NASDAQ-NM") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Nasdaq-NM is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing sale price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Corporation (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period); and

                           (g) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date for the Series A Preferred Shares for which conversion is being elected.

                           (h) "ISSUANCE DATE" means the date of issuance of the Series A Preferred Shares.

                  (3) ADJUSTMENT TO CONVERSION PRICE - REGISTRATION STATEMENT. (i) If the Registration Statement, (i) has not been filed by October 14, 2000 (the "Filing Deadline"), (ii) is not declared effective by the SEC by February 14, 2001 (the "Registration Deadline") or (iii) if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement (whether because of a failure to keep the registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of common stock or otherwise and all the common stock issuable upon conversion of the then outstanding Series A Preferred Shares can not be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of common stock (which remedy shall not be exclusive of any other remedies at law or in equity), the Conversion Percentage and the Fixed Conversion Price shall be adjusted as follows:

                           (a) CONVERSION PERCENTAGE. The Conversion Percentage in effect, at such time for each time period set forth in subsection B(2)(d) with respect to the Series A Preferred Shares which may be converted as permitted by subsection B(1) hereof during the period that sales cannot be made pursuant to the Registration Statement, shall be reduced by a number of percentage points equal to the product of (i) three (3) and (ii) the sum of (I) the number of months (prorated for partial months) after the Filing Deadline or Registration Deadline, as the case may be, and prior to the date that the relevant Registration Statement is declared effective by the SEC and (II) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Conversion Percentage with respect to the Series A Preferred Shares would decrease by four and one half percent (4.5% to 70.5%) until any subsequent adjustment; if, as a further example, thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage with respect to the Series A Preferred Shares would decrease by an additional six percent (6%), for an aggregate decrease of seven percent (10.5% to 64.5%); and

                           (b) FIXED CONVERSION PRICE. The Fixed Conversion Price in effect from time to time with respect to the Series A Preferred Shares shall be reduced by an amount equal to the product of (i) $0.50 and (ii) the sum of (I) the number of months (prorated for partial months) after the Filing Deadline or Registration Deadline, as the case may be, and prior to the date that the Registration Statement is declared effective by the SEC and (II) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Fixed Conversion Price with respect to the Series A Preferred Shares would be $0.478 until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price with respect to the Series A Preferred Shares would then be $0.447).

                  (4) ADJUSTMENT TO CONVERSION PRICE - DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under this Article V, Section 7, the Conversion Price will be subject to adjustment from time to time as provided in this subsection B(4).

                           (a) ADJUSTMENT OF FIXED CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (b)      REORGANIZATION, RECLASSIFICATION,
                  CONSOLIDATION, MERGER, OR SALE. Any recapitalization, reorganization reclassification, consolidation. merger, sale of all or substantially all of the Corporation's assets to another Person (as defined below) or other similar transaction which is effected in such a way that holders of common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common stock is referred to herein as in "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding) to insure that each of the holders of the Series A Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of common stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of common stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Shares had such Organic Change not taken place. In any such case, the Corporation will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this subsection B(4) and subsection B(5) below will thereafter be applicable to the Series A Preferred Shares. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding), the obligation to deliver to each holder of Series A Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "Person" shall mean an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                           (c)      NOTICES.

                                    (I)      Immediately upon any adjustment of
                           the Conversion Price, the Corporation will give written notice thereof to each holder of Series A Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                    (II)     The Corporation will give written
                           notice to each holder of Series A Preferred Shares at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the common stock, (B) with respect to any pro rata subscription offer to holders of common stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                                    (III)    The Corporation will also give
                           written notice to each holder of Series A Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution or liquidation will take place.

                  (5) PURCHASE RIGHTS. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (the "PURCHASE RIGHTS"), then the holders of Series A Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of the Series A Preferred Shares immediately before the date an which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (6) MECHANICS OF CONVERSION. Subject to the Corporation's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in subsection E below:

                           (a) HOLDER'S DELIVERY REQUIREMENTS. To convert Series A Preferred Shares into full shares of common stock on any date (the "CONVERSION DATE"), the holder thereof shall (i) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Corporation or its designated transfer agent (the "TRANSFER AGENT"), and (ii) surrender to a common carrier for delivery to the Corporation or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice. Upon such conversion by any such holders the 6% per annum premium which has accrued shall be payable hereunder shall be paid in cash or common stock (based upon the Conversion Price) at such time at the election of each of the holders.

                           (b) CORPORATION'S RESPONSE. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via Facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Corporation or the Transfer Agent (as applicable) shall, within five (5) business days following the date of receipt, (i) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of common stock to which the holder shall be entitled or (ii) credit the aggregate number of shares of common stock to which the holder shall be entitled to the holder's or its designee's balance account at The Depository Trust Corporation.

                           (c) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the

                  Average Market Price or the arithmetic calculation of the Conversion Rate, the Corporation shall promptly issue to the holder the number of shares of common stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Conversion Notice. If such holder and the Corporation are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Corporation shall within one (1) business day submit via facsimile (i) the disputed determination of the Average Market Price to an independent, reputable investment bank or (ii) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Corporation shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                           (d) RECORD HOLDER. The person or persons entitled to receive the shares of common stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of common stock on the Conversion Date.

                           (e) CORPORATION'S FAILURE TO TIMELY CONVERT. If the Corporation shall fail to issue to a holder within three
                  (3) business days following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, a certificate for the number of shares of common stock to which such holder is entitled upon such holder's conversion of Series A Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement between the Corporation and the initial holders of the Series A Preferred Shares (the "SECURITIES PURCHASE AGREEMENT") (including indemnification pursuant to Section 8 thereof), the Corporation shall pay additional damages to such holder on each day after the third
                  (3rd) business day following the date of receipt by the Corporation or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount calculated in accordance with the following schedule:

                                                       LATE PAYMENT FOR EACH
                  PRINCIPAL AMOUNT BEING               SERIES A PREFERRED SHARE
                  NO. BUSINESS DAYS LATE               CONVERTED
                           1                                    $10
                           2                                    $20
                           3                                    $30
                           4                                    $40
                           5                                    $50
                           6                                    $60
                           7                                    $70
                           8                                    $80
                           9                                    $90
                           10                                   $100
                           11                                   $100 +  $20 for each
                                                                Business Days Late Beyond 10 days

                  (7) MANDATORY CONVERSION. If any Series A Preferred Shares remain outstanding on August 14, 2002, then all such Series A Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the holders of such Series A Preferred Shares had given the Conversion Notice on August 7, 2002, and the Conversion Date had been fixed as of August 14, 2002, for all purposes of this Section 2, and all holders of Series A Preferred Shares shall thereupon and with two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Corporation or the Transfer Agent. No person shall thereafter have any rights in respect of Series A Preferred Shares, except the right to receive shares of common stock on conversion thereof as provided in this subsection B.

                  (8) FRACTIONAL SHARES. The Corporation shall not issue any fraction of a share of common stock upon any conversion. All shares of common stock (including fractions thereof) issuable upon conversion of more than one share of the Series A Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of common stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of it share of common stock, the Corporation shall round such fraction of a share of common stock up or down to the nearest whole share.

         C.       CORPORATION'S RIGHT TO REDEEM AT ITS ELECTION.

                  (1) (i) Until December 14, 2000 or (ii) at any time after December 14, 2000, as long as the Corporation has not breached any of the representations, warrants, and covenants contained herein or in any related agreements, the Corporation shall have the right, in it sole discretion, to redeem ("REDEMPTION AT CORPORATION'S ELECTION"), from time to time, any or all of the Series A Preferred Stock: provided (A) Corporation shall first provide thirty (30) days advance written notice as provided in subsection C(1)(b) below (which can be given any time on or after 90 days after the Issuance Date, and (B) that the Corporation shall only be entitled to redeem Series A Preferred Stock having an aggregate Stated Value (as defined below) of at least Five Hundred Thousand Dollars ($500,000). If the Corporation elects to redeem some, but not all, of the Series A Preferred Stock, the Corporation shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

                           (a) REDEMPTION PRICE AT CORPORATION'S ELECTION. The "REDEMPTION PRICE AT CORPORATION'S ELECTION" shall be calculated as (i) 110% of Stated Value for the first 90 days following the Issuance Date, (ii) 120% of the Stated Value for the period beginning 90 days after the Issuance Date and ending 180 days after the Issuance Date and (iii) an additional 3% shall be added to 120% of the Stated Value for each 30 day period thereafter, of the Series A Preferred Stock. If the Corporation elects to redeem some, but not all, of the Series A Preferred Stock, the Corporation shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock. For purposes hereof, "Stated Value" shall mean the original principal amount of Preferred Stock being redeemed, plus the unpaid 8% per annum premium being redeemed pursuant to this subsection C.

                           (b) MECHANICS OF REDEMPTION AT CORPORATION'S ELECTION. The Corporation shall effect each such redemption by giving at least thirty (30) days prior written notice ("NOTICE OF REDEMPTION AT CORPORATION'S ELECTION") to (i) the Holders of the Series A Preferred Stock selected for redemption at the address and facsimile number of such Holder appearing in the Corporation's Series A Preferred Stock register and (ii) the Transfer Agent, which Notice of Redemption At Corporation's Election shall be deemed to have been delivered three (3) business days after the Corporation's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Corporation's Election. Such Notice of

                  Redemption At Corporation's Election shall indicate (A) the number of shares of Series A Preferred Stock that have been selected for redemption, (B) the date which such redemption is to become effective (the "DATE OF REDEMPTION AT CORPORATION'S ELECTION") and (C) the applicable Redemption Price At Corporation's Election, as defined in subsection (1)(a) above. Notwithstanding the above, Holder may convert into common stock, prior to the close of business on the Date of Redemption at Corporation's Election, any Series A Preferred Stock which it is otherwise entitled to convert, including Series A Preferred Stock that has been selected for redemption at Corporation's election pursuant to this subsection C(1).

                  (2) CORPORATION MUST HAVE IMMEDIATELY AVAILABLE FUNDS OR CREDIT FACILITIES. The Corporation shall not be entitled to send any Redemption Notice and begin the redemption procedure under subsections C(1) unless it has:

                           (a) the full amount of the redemption price to cash, available in a demand or other immediately available account in a bank or similar financial institution; or

                           (b) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution, or

                           (c) an agreement with a standby underwriter willing to purchase from the Corporation a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemptions; or

                           (d)      a combination of the items set forth in (a),
                  (b), and (c) above, aggregating the full amount of the redemption price.

                  (3) PAYMENT OF REDEMPTION PRICE. Each Holder submitting Preferred Stock being redeemed under this subsection C shall send their Series A Preferred Stock Certificates to redeemed to the Corporation or its Transfer Agent, and the Corporation shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Corporation's Election. Failure by the Corporation to pay the redemption price in full when due shall result in a forfeiture and termination of the Corporation's redemption rights as described in this subsection C.

         D.       REDEMPTION AT OPTION OF HOLDERS.

                  (1) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Series A Preferred Shares contained herein, after a Major Transaction (as defined below), the holders of Series A Preferred Shares shall have the right in accordance with subsection D(6), at the option of the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, to require the Corporation to redeem all of the Series A Preferred Shares then outstanding at a price per Series A Preferred Share equal to the greater of (i) 100% of the Liquidation Value (as defined below) of such share and (ii) the price calculated in accordance with the Redemption Rate (as defined below) calculated as of the date of the public announcement of such Major Transaction or the next date on which the exchange or market on which the common stock is traded in open if such public announcement is made (A) after 1:00 p.m. Eastern Standard
         Time on such date or (B) on a date on which the exchange or market on which the common stock is traded is closed.

                  (2) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Series A Preferred Shares contained herein, after a Triggering Event (as defined below), the holders of Series A Preferred Shares shall have the right in accordance with subsection D(7), at the option of the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, to require the Corporation to redeem all of the Series A Preferred Shares then outstanding at a price per Series A Preferred Shares equal to the greater of (i) 130% of the Liquidation Value of such share and
         (ii) the price calculated in accordance with the Redemption Rate as of the date immediately preceding such Triggering Event on which the exchange or market on which the common stock is traded is open.

                  (3) "REDEMPTION RATE." The "REDEMPTION RATE" shall, as of any date of determination, be equal to (i) the Conversion Rate in effect as of such date as calculated pursuant to subsection B(2) multiplied by (ii) the Closing Bid Price of the common stock on such date.

                  (4) "MAJOR TRANSACTION." A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                           (a)      the consummation of any merger,
                  reorganization, restructuring, consolidation, or similar transaction by or involving the Corporation except (i) a merger or consolidation where the Corporation is the survivor or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation;

                           (b) sale of all or substantially all of the assets of the Corporation or all of its material subsidiaries or any similar transaction or related transactions which effectively results in a sale of all or substantially all of the assets of the Corporation and/or its subsidiaries;

                           (c) the occurrence, after the date hereof, of the acquisition, by any person (including any entity or association) or persons (other than any existing stockholder of the Corporation or two or more existing stockholders of the Corporation, acting in concert, of securities of the Corporation (or the power to vote such securities) representing 50% or more of the total voting power of all outstanding common stock or other voting securities of the Corporation; or

                           (d) the failure of the Corporation to continue to
                  own, directly or indirectly, all of the capital stock of all of its material subsidiaries (other than due to a merger or consolidation of any subsidiary into the Corporation or a wholly-owned subsidiary of the Corporation).

                  (5) "TRIGGERING EVENT." A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                           (a) either (i) the failure of the Registration Statement to be effective or to cover the resale of all of the shares of common stock issued or issuable upon conversion of the Series A Preferred Shares at any time after sixty (60) days after the Scheduled Effective Date (provided that for purposes of determining the Closing Bid Price under Section 4(c) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period) or (ii) for any period of sixty (60) consecutive days after the date that is sixty (60) days after the Scheduled Effective Date that common stock issued or issuable upon conversion of the Series A Preferred Shares cannot be sold under the Registration Statement for any reason (provided that for purposes of determining the Closing Bid Price under subsection D(3) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period);

                           (b) if for any reason the Corporation fails to perform or observe any covenant, agreement, or other provision contained in Section 9 or 10 hereof or in Section 4(g) of the Securities Purchase Agreement;

                           (c) the Corporation's notice to any holder of Series A Preferred Shares, including by way of public announcement, at any time, of its intention for any reason not to comply with requests for conversion of any Series A Preferred Shares for shares of common stock;

                           (d) if for any reason the Corporation fails to perform or observe any covenant, agreement, or other provision contained herein or in the Securities Purchase Agreement, the Registration Rights Agreement, or in any related agreement, and such failure is not cured within 30 days after the Corporation knows, or should have known with the exercise of reasonable diligence, of the occurrence thereof, and such failure has had, or could reasonably be expected to have, a material adverse effect on (i) the financial condition, operating results, business, properties, or operations of the Corporation and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Corporation or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (ii) the Series A Preferred Shares; or

                           (e) any representation or warranty contained in the Securities Purchase Agreement or the Registration Rights Agreement is false or misleading on or as of the date made and which either reflects or has had a material adverse effect on
                  (i) the financial condition, operating results, business, properties, or operations of the Corporation and its subsidiaries taken as a whole taking into account any proceeds reasonably expected to be received by the Corporation or its subsidiaries in the foreseeable future from insurance policies or rights of indemnification or (ii) the Series A Preferred Shares.

                  (6) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each holder of Series A Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding may require the Corporation to redeem all of the holders' Series A Preferred Shares then outstanding in accordance with subsection D(1) by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Corporation, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Series A Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to subsection D(1) above.

                  (7) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Corporation shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Series A Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding may require the Corporation to redeem all of the Series A Preferred Shares then outstanding in accordance with subsection D(2) by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Corporation, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Series A Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable redemption price, as calculated pursuant to subsection D(2) above.

                  (8) PAYMENT OF REDEMPTION PRICE. Upon the Corporation's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from the holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, the Corporation shall immediately notify each holder by facsimile of the Corporation's receipt of such requisite notices necessary to affect a redemption and each holder of Series A Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Corporation or its Transfer Agent. The Corporation shall pay the applicable redemption price, as calculated pursuant to subsection D(1) or D(2) above, in cash to such holder within thirty
         (30) days after the Corporation' receipt of the requisite notices required to affect a redemption; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Corporation or its Transfer Agent; PROVIDED FURTHER that if the Corporation is unable to redeem all of the Series A Preferred Shares, the Corporation shall redeem an amount from each holder of Series A Preferred Shares equal to such holder's pro-rata amount (based on the number of Series A Preferred Shares held by such holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being redeemed. If the Corporation shall fail to redeem all of the Series A Preferred Shares submitted for redemption (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), the applicable redemption price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the rate of 3.0% per month (prorated for partial months) until paid in full. Until the Corporation pays such unpaid applicable redemption price in full to each holder, holders of at least two-thirds (2/3) of the Series A Preferred Shares then outstanding, including shares of Series A Preferred Shares submitted for redemption pursuant to this subsection D and for which the applicable redemption price has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Corporation to promptly return to each holder all of the Series A Preferred Shares that were submitted for redemption by such holder under this subsection D and for which the applicable redemption price has not been paid, by sending written notice thereof to the Corporation via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Corporation's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable redemption price to each holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the applicable redemption price has not been paid, (ii) the Corporation shall immediately return any Series A Preferred Shares submitted to the Corporation by each holder for redemption under this subsection D(8) and for which the applicable redemption price had not been paid, (iii) the Fixed Conversion Price of such returned Series A Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Option Redemption Notice(s) is delivered to the Corporation and
         (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation; PROVIDED that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect, and (iv) the Conversion Percentage in effect at such time and thereafter shall be reduced by a number of percentage points equal to the product of (A) two and one-half (2.5) and (B) the number of months (prorated for partial months) in the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Corporation and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Corporation. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to subsection B(6)(c) above with the term

         "CLOSING BID PRICE" being substituted for the term "AVERAGE MARKET PRICE" and the term "REDEMPTION RATE" being substituted for the term "CONVERSION RATE."

         E.       INABILITY TO FULLY CONVERT.

                  (1) HOLDER'S OPTION IF CORPORATION CANNOT FULLY CONVERT. If at any time after the earlier to occur of (i) effectiveness of the Registration Statement or (ii) sixty (60) days after the Scheduled Effective Date, upon the Corporation's receipt of a Conversion Notice, the Corporation does not issue shares of common stock which are registered for resale under the Registration Statement within five (5) business days of the time required in accordance with subsection B(6) hereof, for any reason or for no reason, including, without limitation, because the Corporation (x) does not have a sufficient number of shares of common stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its Securities, including without limitation the Nasdaq-Small Cap, from issuing all of the common stock which is to be issued to a holder of Series A Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of common stock registered and eligible for resale under the Registration Statement, then the Corporation shall issue as many shares of common stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to subsection B(6) above and, with respect to the unconverted Series A Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under the Securities Purchase Agreement (including indemnification under Section 8 thereof), under the Registration Rights Agreement, at law or in equity, elect to:

                           (a) require the Corporation to redeem from such holder those Series A Preferred Shares for which the Corporation is unable to issue common stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series A Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the greater of (x) 130% of the Liquidation Value of such share and (y) the Redemption Rate as of such Conversion Date;

                           (b) if the Corporation's inability to fully convert Series A Preferred Shares is pursuant to subsection E(1)(z) above, require the Corporation to issue restricted shares of common stock in accordance with such holder's Conversion Notice and pursuant to subsection B(6) above; or

                           (c) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series A Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

                  (2) MECHANICS OF FULFILLING HOLDER'S ELECTION. The Corporation shall immediately send via facsimile to a holder of Series A Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in subsection E(1) above, a notice of the Corporation's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
         (i) the reason why the Corporation is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series A Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Corporation ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to subsection E(1) above.

                  (3) PAYMENT OF REDEMPTION PRICE. If such holder shall elect to have its shares redeemed pursuant to subsection E(1) above, the Corporation shall pay the Mandatory Redemption Price in cash to such holder within thirty (30) days of the Corporation's receipt of the holder's Notice in Response to Inability to Convert. If the Corporation shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this subsection E(3) (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), such unpaid amount shall bear interest at the rate of 2.5% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Series A Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Series A Preferred Shares. Notwithstanding the foregoing, if the Corporation fails to pay the applicable Mandatory Redemption Price within such thirty (30) days time period due to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section B(6)(c) above with the term "CLOSING BID PRICE" being substituted for the term "AVERAGE MARKET PRICE" and the term, "REDEMPTION RATE" being substituted for the term "CONVERSION RATE."

                  (4) PRO-RATA CONVERSION AND REDEMPTION. In the event the Corporation receives a Conversion Notice from more than one holder of Series A Preferred Shares on the same day and the Corporation can convert and redeem some, but not all, of the Series A Preferred Shares pursuant to this subsection E, the Corporation shall convert and redeem from each holder of Series A Preferred Shares electing to have Series A Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series A Preferred Shares held by such holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being converted and redeemed at such time.

         F. REISSUANCE OF CERTIFICATES. In the event of a conversion or redemption pursuant to this Article V, Section 7 of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series A Preferred Shares a Preferred stock certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

         G. RESERVATION OF SHARES. The Corporation shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued common stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, at least 200% of number of Shares of common stock as shall from time to time be sufficient to affect the conversion of all of the Series A Preferred Shares and Warrant Shares then outstanding.

         H. VOTING RIGHTS. Holders of Series A Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Colorado Business Corporation Act and as expressly provided in this Article V,
Section 7.

         I. LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Corporation of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per Series A Preferred Share equal to the sum of
(i) $1,000 and (ii) an amount equal to the product of (.08) (N/365) ($1,000) (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series A Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective designations, preferences and rights as a percentage or the full amount of Preferred Funds payable to all holders of Series A Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

         J. PREFERRED RATE. All shares of common stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Corporation. The rights of the shares of common stock shall be subject to the Preferences and relative rights of the Series A Preferred Shares. The Series A Preferred Shares shall be of greater than any Series of Common or Preferred Stock hereinafter issued by the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Corporation shall not hereafter authorize or make any amendment to the Corporation's Certificate of Incorporation or bylaws, or make any resolution of the board of directors with the Colorado Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the common stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Corporation with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

         K.       RESTRICTION ON REDEMPTION AND DIVIDENDS.

                  (1) RESTRICTION ON DIVIDEND. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Corporation shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the common stock so long as written notice thereof has been given to holders of the Series A Preferred Shares at least 30 days prior to the earlier of (i) the record date taken for or (ii) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this subsection K(1) shall not prohibit the Corporation from declaring and paying a dividend in cash with respect to the common stock so long as the Corporation: (A) pays simultaneously to each holder of Series A Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series A Preferred Shares been converted to common stock pursuant to Section 2 hereof one business day prior to the record date for any such dividend, and (B) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series A Preferred Shares required herein, the Corporation has in cash or cash equivalents an amount equal to the aggregate of: (x) all of its liabilities reflected on its most recently available balance sheet, (y) the amount of any indebtedness incurred by the Corporation or any of its subsidiaries since its most recent balance sheet and (z) 130% of the amount payable to all holders of any shares of any class of preferred stock of the Corporation assuming a liquidation of the Corporation as the date of its most recently available balance sheet.

                  (2) RESTRICTION ON REDEMPTION. If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Corporation shall not directly or indirectly redeem, purchase or otherwise acquire from any person or entity other than from a direct or indirect wholly-owned subsidiary of the Corporation, or permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire from any person or entity other than from the Corporation or another direct or indirect wholly-owned subsidiary of the Corporation, any of the Corporation's or any subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities).

         L. VOTE TO CHANGE THE TERMS OF SERIES A PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, shall be required for any change to this Article V, Section 7 or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

         M. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Corporation's discretion, by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Corporation to convert such Series A Preferred Shares into common stock.

         N. WITHHOLDING TAX OBLIGATIONS. Notwithstanding anything herein to the contrary, to the extent that the Corporation receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series A Preferred Shares so effected, the Corporation may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares depositing with the Corporation an amount of cash sufficient to enable the Corporation to satisfy its withholding tax obligations (the "WITHHOLDING TAX") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series A Preferred Shares so effected receives advice in writing from its counsel that there is a reasonable basis to believe that the Corporation is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Corporation, the Corporation shall not be permitted to condition the making of any such distribution in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares depositing with the Corporation any Withholding Tax with respect to such distribution, provided, however, the Corporation may reasonably condition the making of any such distribution in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares executing and delivering to the Corporation, at the election of the holder, either: (i) if applicable, a properly completed Internal Revenue Service Form 4224, or (a) an indemnification agreement in reasonably acceptable form to the Corporation, with respect to any federal tax liability, penalties and interest that may be imposed upon the Corporation by the Internal Revenue Service as a result of the Corporation's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Corporation shall not be required to pay any additional damages set forth in subsection B(6)(e) of this Article V,
Section 7 if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Corporation an executed indemnification agreement in the form reasonably satisfactory to the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused these Article of Amendment to be signed by Majed M. Jalali, its Chairman of the Board, Chief Executive Officer, and President, as of the 14th day of August, 2000.

                              2-INFINITY.COM, INC.


                              By:   /s/ Majed M. Jalali
                                 ----------------------
                              Name:      Majed M. Jalali
                              Title:     Chairman of the Board, Chief Executive
                                         Officer and President

                                    EXHIBIT I

                              2-INFINITY.COM, INC.
                                CONVERSION NOTICE

         Reference is made to Article V, Section 7 of the Articles of Incorporation, as amended, of 2-Infinity.com, Inc., a Colorado corporation (the "CORPORATION"). In accordance with and pursuant to the provisions of
Article V, Section 7, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, no par value per share (the "SERIES A PREFERRED SHARES"), of the Corporation indicated below into shares of common stock, no par value per share, of the Corporation, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Shares specified below as of the date specified below.

         The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "Act"), or (ii) advice of counsel that such sale is exempt from registration required by
Section 5 of the Act.

                              Date of Conversion:

                               Number of Series A
                       Preferred Shares to be converted

                     Stock certificate no(s). of Series A
                       Preferred Shares to be converted:

Please confirm the following information:

                                Conversion Price:

                       Number of shares of common stock to
                                    be issued:

Please issue the common stock into which the Series A Preferred Shares are being converted in the following name and to the following address:

                                    Issue to:

                                Facsimile Number:

                                  Authorization:

                                      By:
                                      Title:

                                      Dated:

ACKNOWLEDGED AND AGREED:

2-INFINITY.COM, INC.

By:
Name:
Title:

Date:

(1) If other than to the record holder of the Series A Preferred Shares, any applicable transfer tax must be paid by the undersigned.